Exhibit 5.13

CONSENT OF KAPPES, CASSIDAY AND ASSOCIATES

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report and Preliminary Feasibility Study for Relief Canyon Project, Pershing County, Nevada dated July 6, 2018 and to (ii) the references to our  name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Gold and Silver Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

Kappes, Cassiday and Associates

/s/ Carl E. Defilippi
Name: Carl E. Defilippi, R.M. SME.
Title: Project Manager
Date: August 4, 2020